UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 12, 2007

GENCO SHIPPING & TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	000-28506	98-043-9758
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 20th Floor (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On July 12, 2007, Genco Shipping & Trading Limited (the “Company”) executed a Master Agreement with Metrostar Management Corporation under which the Company is to purchase nine drybulk vessels for an aggregate price of approximately $1.1 billion. The purchases are subject to the completion of customary additional documentation and closing conditions, and the vessels are expected to be delivered between August 2007 and September 2009.  Genco intends to finance the acquisition of the nine vessels through borrowings under a new $1.4 billion credit facility, which is subject to the completion of definitive documentation.

A copy of the Master Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.  The foregoing description of the Master Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.  A copy of the Company’s press release announcing the Master Agreement is attached hereto as Exhibit 99.1.

Item 7.01                      Regulation FD Disclosure.

The Company further disclosed the following additional information today:

•
As referenced in Item 1.01 above, the Company expects to enter into a new credit facility in the near future.  Principal terms of such facility include a maximum borrowing amount of up to $1.377 million, a term of ten years, interest on borrowed amounts payable at LIBOR plus 0.80% annually for the first five years and 0.85% thereafter, and a commitment fee of up to 0.25% annually on unused amounts (0.20% prior to earlier of close of syndication or September 30, 3007).  The Company expects to borrow approximately $1.1 billion to purchase the vessels referenced in Item 1.01, $206 million to retire its existing $550 million credit facility, and $77 million to retire the existing $155 million short-term line.  The Company expects to realize $3.6 million of deferred financing expenses in the third quarter of 2007 for retirement of the $550 million credit facility.

•
As previously disclosed, the Company has been acquiring shares of the capital stock of Jinhui Shipping and Transportation Limited (“Jinhui”).  To date, the Company has purchased a total of 14,180,400 shares of Jinhui’s capital stock or 16.87% of the total outstanding, a portion of which have been financed with $77 million in borrowings under its short-term line.  The Company has entered into foreign currency swaps to hedge foreign exchange volatility on the purchase price.

•
The Company is updating its estimated breakeven levels for the second quarter ended June 30, 2007 as follows:  projected Daily Vessel Operating Expenses are approximately $3,735 per day per vessel;  projected G&A expenses are approximately $1,750 per day per vessel; and projected interest expense  is approximately $2,360 per day per vessel.  Unscheduled off-hire consists of 28 days for the Genco Trader, or approximately $720,000; 6 days for the Genco Propserity, or approximately $145,000; and other unscheduled off-hire of $265,000.  We believe that any unscheduled offhire over 14 days will be reimbursed by our insurance coverage, but revenue is not recognized until the insurance claim has been realized.

As referenced in the press release attached as Exhibit 99.1, the Company will hold a conference call on Thursday, July 19, 2007 at 8:30 a.m., Eastern Time.  A complete copy of the presentation materials, which will include the foregoing information, will be posted on our website at www.gencoshipping.com prior to the conference call.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

The information set forth in this Exhibit 7.01 contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in the Exhibit are the following:  (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims including offhire days; (x) the Company’s acquisition or disposition of vessels; (xi)  execution of additional definitive documentation for the Company’s agreement to acquire the nine drybulk vessels; (xii) execution of definitive documentation for the new $1.4 billion credit facility; (xiii) the fulfillment of the closing conditions under the Company’s agreement to acquire the nine drybulk vessels; and other factors listed from time to time in our public filings with the Securities and Exchange

Commission including, without limitation, the Company’s Annual Reports on Form 10-K for the year ended December 31, 2006, its Quarterly Reports on 10-Q, and its reports on Form 8-K.

Item 9.01                      Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

10.1	Master Agreement by and between Genco Shipping & Trading Limited and Metrostar Management Corporation.

99.1	Press Release dated July 18, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

        GENCO SHIPPING & TRADING LIMITED

        DATE:  July 18, 2007

/s/ John C. Wobensmith John C. Wobensmith
Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Master Agreement by and between Genco Shipping & Trading Limited and Metrostar Management Corporation.

99.1	Press Release dated July 18, 2007.

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